Aflac Incorporated 3rd Quarter 2015 10-Q
EXHIBIT 10.32

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into as of August 21, 2015, by and between AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS (Aflac), a Nebraska corporation, (hereinafter referred to as “Corporation”) and ERIC KIRSCH (hereinafter referred to as “Employee”);
WITNESSETH THAT
WHEREAS, Corporation and Employee previously entered into an employment agreement dated November 1, 2011, as subsequently amended (the “Original Agreement”), pursuant to which Employee is employed by Corporation as its Executive Vice President, Global Chief Investment Officer; and
WHEREAS, Corporation and Employee desire to amend and restate the Original Agreement and to set forth the terms and conditions of Employee's continued employment by Corporation as its Executive Vice President, Global Chief Investment Officer;
NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:
1.    Purpose and employment. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee and Executive Vice President, Global Chief Investment Officer.
2.    Duties. Employee agrees to provide, as a member of the executive management team, management services as Executive Vice President, Global Chief Investment Officer to Corporation and its subsidiaries and affiliates on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from engaging in charitable and community affairs or managing his own or his family’s personal investments.
3.    Performance. Employee agrees to devote all necessary time and his best efforts in the performance of his duties as Executive Vice President, Global Chief Investment Officer on behalf of Corporation and its subsidiaries and affiliates.
4.    Term. The term of employment under the Original Agreement began on November 1, 2011 and continued through December 31, 2012. Under the Original Agreement, effective each January 1, beginning effective January 1, 2013, the scheduled term of the Original Agreement was automatically extended for one (1)-year periods. Most recently, the term was automatically extended on January 1, 2015, such that the current term is through December 31, 2015. Under this Agreement, the term shall continue to be extended for one (1)-year periods effective each January 1, beginning January 1, 2016, unless written notice of termination is given prior to such annual date by one party to the other party that this Agreement will not be extended by its terms. It is further understood and agreed that the covenants set forth in Paragraph 14 shall survive the term of this Agreement.

5.    Base salary. For all the services rendered by Employee, Corporation shall continue to pay Employee a base salary of five hundred ninety-three thousand eight hundred dollars ($593,800.00) per year commencing January 1, 2015, said salary to be payable in accordance with Corporation's normal payroll procedures. Employee's base salary may be increased annually during the term of this Agreement and any extensions hereof as determined by the Compensation Committee of the Board of Directors of Aflac Incorporated (the “Compensation Committee of the Board”).
6.    Documentation of increase in base salary. Any increase in Employee’s base salary determined by the Compensation Committee of the Board under Paragraph 5 shall be documented in the Corporation’s records and communicated to Employee, as the Compensation Committee of the Board may determine.
7.    Management Incentive Plan. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee's employment by Corporation, beginning (for purposes of this Agreement) with the calendar year 2015, continue to pay Employee, as performance bonus compensation, an amount determined each year under the current Aflac Incorporated Management Incentive Plan (i.e., short-term incentive program) with a target level based on at least two-hundred percent (200%) of Employee’s base salary. Nothing in this paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Chief Executive Officer or the Compensation Committee of the Board. Amounts payable to Employee under the Management Incentive Plan (or any successor or other executive bonus program) shall be payable in such manner, at such times and in such forms, as prescribed by the terms of the Management Incentive Plan (or successor or other program).
8.    Equity award plans. Employee shall be eligible to be awarded stock options, restricted stock awards, and other equity awards (collectively, “Equity Awards”) to purchase Corporation's common stock under the Aflac Incorporated Long-Term Incentive Plans for selected key employees and directors during the term of this Agreement.
9.    Employee benefits. Employee shall be eligible to participate with other employees of Corporation in all fringe benefit programs applicable to similarly-situated employees generally which may be authorized and adopted from time to time by the Board of Directors of Aflac Incorporated (the “Board”), including without limitation: a qualified pension plan, a qualified 401(k) and profit sharing plan, a disability income or sick pay plan, an accident and health plan (including medical reimbursement and hospitalization and major medical benefits), and a group life insurance plan. In addition, Corporation shall furnish to Employee such other “fringe” or employee benefits as are provided to key executive employees of Corporation and such additional employee benefits which the Compensation Committee of the Board shall determine to be appropriate to Employee’s duties and responsibilities as Executive Vice President, Global Chief Investment Officer.
10.    Working facilities and expenses. Employee shall be provided with an office, books, periodicals, stenographic and technical help, and such other facilities, equipment, supplies and services suitable to his position and adequate for the performance of his duties. Employee shall initially be based in New York, New York and shall travel for Corporation’s business on an as needed basis.

Any expense reimbursements made to satisfy the terms of this Paragraph 10 shall be timely submitted by Employee, in accordance with Corporation’s policies and paid as soon as practicable but no later than ninety (90) days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any benefits under this paragraph shall not be subject to liquidation or exchange for another benefit.
11.    Vacation. Employee shall be entitled to his vacation time with pay during each calendar year in accordance with Corporation’s vacation policy for senior executive employees. In addition, Employee shall be entitled to such holidays as Corporation shall recognize for its employees generally.
12.    Sickness and total disability. Employee’s absence from work because of illness or injury (not resulting in Employee becoming Totally Disabled, as defined below) shall not result in any adjustment in Employee’s base salary or other benefits under this Agreement. For purposes of this Agreement, the term “Totally Disabled” or “Total Disability” shall mean Employee’s inability to adequately perform his executive and management duties with or without a reasonable accommodation on account of illness or injury for more than twelve (12) consecutive weeks. It is understood that Employee’s occasional sickness or other incapacity of short duration may not result in him being or becoming Totally Disabled. However, such illness or incapacity could constitute Employee’s being or becoming Totally Disabled if such illness or incapacity is prolonged or recurring. Upon becoming Totally Disabled, Employee’s employment and this Agreement may be terminated pursuant to the terms of Paragraph 13.A(1).
13.    Termination of employment. Notwithstanding any other provision in this Agreement, this Agreement may be terminated at any time by either party in accordance with the following terms:
A.    Termination by Corporation. The Chief Executive Officer may terminate this Agreement and Employee’s employment (the date thereof being referred to as his “Actual Termination Date”), at any time, with or without “Cause” (“Cause” being hereinafter defined), (i) immediately upon giving written notice to Employee of his termination for “Cause,” and (ii) by giving at least thirty (30) days’ written notice to Employee of its intention to terminate Employee’s employment without “Cause”; provided, however, with respect to termination without “Cause,” Corporation may, at its selection, terminate Employee’s actual employment (so that Employee no longer renders services on behalf of Corporation) at any time during said thirty (30)-day period; and
(1)    In the event such termination is for “Cause,” Corporation shall be obligated only to pay Employee his base salary earned under Paragraph 5 through his Actual Termination Date.
(2)    For purposes of this Agreement, “Cause” shall mean that, in the sole discretion of the Chief Executive Officer, any of the following have occurred or exist:

(a)    the failure of Employee to substantially perform his executive and management duties (for reasons other than sickness or injury, which do not rise to the level of Total Disability);
(b)    any conduct by Employee involving moral turpitude;
(c)    any conduct by Employee that causes material injury or damage to the goodwill, reputation or business of Corporation or any of its subsidiaries or affiliates;
(d)    Employee’s commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to a felony or to a criminal act involving dishonesty or other moral turpitude;
(e)    any material breach of Corporation’s policies and practices, which are known or reasonably should have been known by Employee, or a violation of laws applicable to him in his capacity as an employee or executive of Corporation or applicable to Corporation or any of its subsidiaries or affiliates;
(f)    Employee’s Total Disability as defined in Paragraph 12;
(g)    any use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances; or
(h)    any breach by Employee of any obligation under this Agreement.
(3)    Notwithstanding the foregoing, a termination of Employee for “cause” based on clause (a), (c) or (h) of Paragraph 13.A(2) will take effect immediately, unless the Chief Executive Officer, in his sole discretion, allows Employee a right to cure, in which case such termination for “cause” will take effect ten (10) days (or such shorter period as determined by the Chief Executive Officer) after Employee receives from Corporation written notice of its intent to terminate Employee’s employment and Corporation’s description of the alleged cause, unless Employee, in the opinion of the Chief Executive Officer, during such permitted cure period, makes significant progress toward remedying (and as soon as practicable thereafter, substantially completes the remedy of) the events or circumstances constituting “cause.” If Corporation’s Cause to terminate Employee’s employment under this Agreement is for a reason stated in items (b), (d), (e), (f), and (g) above, Corporation shall have no obligation to provide Employee with an opportunity to cure or correct the events which gave rise to Corporation’s claim of Cause.
(4)    Termination by Corporation without Cause.
(a)    Corporation may terminate Employee’s employment at any time during the term of this Agreement without Cause by providing Employee with at least thirty (30) days’ written notice. At its sole discretion, however, Corporation may direct Employee to cease rendering services to Corporation prior to the expiration of the thirty (30)-day notice period.
(b)    If Corporation terminates Employee’s employment during the term of the Agreement without “Cause,” as defined in subparagraph (2) of this Paragraph 13 and if Employee timely signs and does not revoke a release as provided in subparagraph (E) of this Paragraph 13, Corporation shall be obligated to:
i.    pay Employee’s base salary as set forth in Paragraph 5 of this Agreement from the Actual Termination Date through the remainder of the term of this Agreement. The payment of such base salary shall be in accordance with the regular payroll schedule applicable to all other similarly-situated active executive employees of Corporation commencing with the next regularly scheduled payday after the Actual Termination Date; provided, any portion of such amount that is payable within the six (6)-month period beginning on the date of his separation from service (as defined in subparagraph C of this Paragraph 13) and that is not exempt from Section 409A of the Internal Revenue Code of 1986 (the “Code”) shall be paid in a lump sum upon the day after the six (6)-month anniversary of his separation from service;
ii.    pay Employee a portion of his performance bonus compensation to which he is entitled under Paragraph 7 of this Agreement determined on a pro-rated basis. Such pro-rated bonus shall be calculated based upon the number of calendar days in the calendar year up to Employee’s Actual Termination Date, divided by the total number of calendar days in the calendar year. Such bonus shall be paid to Employee in accordance with the terms of the Management Incentive Plan or other bonus plan, except that Employee’s performance shall be considered to be “on target” at the time of his Actual Termination Date. If the Actual Termination Date occurs after the end of the calendar year in which the notice of termination is given, (a) the bonus payment for the calendar year in which such notice is given will be paid without any pro-ration, and (b) the pro-ration described herein will apply to the next calendar year (i.e., the calendar year in which the Actual Termination Date occurs); and the bonus for such next calendar year shall be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the calendar year in which the Actual Termination Date occurs or, if later, on the date after the six (6)-month anniversary of Employee’s separation from service;

iii.    continue to honor all fully vested equity awards, subject to the terms and conditions of the applicable equity award or agreement, which were granted to Employee prior to the Actual Termination Date; and
iv.    continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies, covering Employee at the time of the Actual Termination Date, from the Actual Termination Date through the remainder of the term of this Agreement. Notwithstanding the foregoing, after Employee’s Actual Termination Date, Employee shall not actively participate in any retirement plan qualified under Code Section 401(a), any employee stock purchase plan under Code Section 423, any fully insured benefit for which the insurer does not allow post-employment participation, or any other plan or benefit (other than Corporation’s self-insured group health plan) that Corporation or the third-party insurer of such benefit reasonably determines is not suitable or available for post-employment participation. Furthermore, to the extent that Employee is paid or provided with any benefits under this provision after the Actual Termination Date, Employee understands and agrees that his entitlement to such benefits or the level of such benefits is subject to change or termination in the event that the applicable benefit is modified, amended or eliminated by Corporation or the Board.
B.    Termination by Employee.
(1)    Resignation by Employee with “Good Reason”.
(a)    Subject to the terms of this subparagraph 13.B(1), Employee may resign his employment during the term of this Agreement for “Good Reason.”
(b)    For purposes of this Agreement, “Good Reason” shall mean:
i.    Corporation’s material breach of any material provision of this Agreement;
ii.    Corporation’s material diminution of Employee’s title as Executive Vice President, Global Chief Investment Officer and/or Employee’s working facilities pursuant to Paragraph 10, without consent of Employee;
iii.    Corporation’s assignment to Employee, without consent of Employee, of duties that are materially different from the duties described in Paragraph 2 of this Agreement; or

iv.    Corporation’s material reduction of Employee’s base salary as set forth in Paragraph 5.
(c)    Notwithstanding the foregoing, Employee shall have Good Reason under this Agreement only if (i) he first provides Corporation with a written statement of the grounds upon which his claim of Good Reason is based within ninety (90) days of the alleged events which he believes establishes Good Reason to resign his employment; and (ii) Corporation is given thirty (30) days to substantially cure or correct the events which gave rise to Employee’s claim that he has Good Reason to terminate this Agreement. In the event that Corporation is unable to substantially cure or correct the events which gave rise to Employee’s claim that he has Good Reason to terminate this Agreement, the Actual Termination Date shall be the earlier of (i) the date Corporation provides notice to Employee that it will not cure or correct the events which gave rise to Employee’s claim that he has Good Reason to terminate this Agreement, or (ii) the expiration of the thirty (30)-day cure or correction period.
(d)    If Employee resigns his employment for Good Reason, and if Employee timely signs and does not revoke a release as provided in subparagraph E of Paragraph 13, Corporation shall be obligated to pay Employee according to the terms set forth in Paragraph 13.A(4)(b)(i)-(iv) of this Agreement.
(2)    Resignation by Employee without Good Reason.
(a)    Employee may resign his employment at any time during the term of the Agreement without Good Reason by providing Corporation with at least sixty (60) days’ written notice. At its sole discretion, however, Corporation may direct Employee to cease rendering services to Corporation prior to the expiration of the sixty (60)-day notice period.
(b)    If Employee resigns his employment without Good Reason, Corporation shall be obligated to pay Employee according to the terms set forth in Paragraph 13.A(1).
C.    Separation from Service. The term “separation from service” when used in this Agreement shall mean that Employee separates from service with Corporation and all affiliates, as defined in Code Section 409A and guidance issued thereunder. As a general overview of Code Section 409A’s definition of “separation from service,” an employee separates from service if the employee dies, retires, or otherwise has a termination of employment with all affiliates, determined in accordance with the following:
(1)    Leaves of absence. The employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the employee retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the employee will return to perform services for an affiliate. If the period of leave exceeds six (6) months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.
(2)    Status change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if an employee provides services to affiliates as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the employee has a separation from service as an employee for purposes of this Agreement.
(3)    Termination of employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (A) no further services will be performed after a certain date, or (B) the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty (50) percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subparagraph (1) above, for purposes of this subparagraph (3), the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subparagraph (3)

(including for purposes of determining the applicable thirty-six (36)-month period).
D.    Death. In the event of Employee’s death, this Agreement shall terminate immediately, and Corporation shall only be obligated to pay Employee’s family or estate Employee’s pro-rated base salary earned through the date of Employee’s death.
E.    Release requirement. As a condition to Employee receiving any pay or benefits under subparagraph A(4) or B(1) of this Paragraph 13, Employee must sign (and not revoke) a written release agreement (“Release”) containing any terms specified by Corporation for (i) Employee’s release of Corporation and its subsidiaries and affiliates from all claims arising from Employee’s employment or termination, (ii) Employee’s non-revocation of that release during the seven (7)-day period applicable to age-based claims, and (iii) Employee’s promise to comply with specified confidentiality, noncompetition and/or nonsolicitation provisions. Corporation will terminate Employee’s eligibility for severance pay and benefits if he fails to sign, if he revokes, or if he fails to follow the terms of this Release and if it is not signed and returned to Corporation within the earlier of (i) the deadline specified by Corporation, or (ii) sixty (60) days after Employee’s Actual Termination Date. Employee must sign the Release after his Actual Termination Date. In the event that any payment under subparagraph A(4) or B(1) of this Paragraph 13 is not exempt from Code Section 409A, the payment timing is based on the signing of this Release, and the period in which Employee could timely sign and return the release spans two (2) calendar years, such payment shall in all events be made in the second such calendar year. Notwithstanding the foregoing, if the payment timing of any portion of payments or benefits, which rely solely on the short-term deferral rule to be exempt from Code Section 409A, would be delayed beyond the short-term deferral rule period due to Employee’s late signing of the Release, such portion shall be forfeited.
F.    Cooperation after notice of termination. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Chief Executive Officer; and to that end, Corporation shall be entitled to full-time services of Employee through his Actual Termination Date and such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60)-day period that follows his Actual Termination Date; provided, the parties acknowledge that, depending on the level of services so required, the provision of such services may delay the timing of Employee’s separation from service.
G.    Separate Payments. Each payment made to Employee pursuant to this Paragraph 13 shall be treated as a separate payment for purposes of Code Section 409A.
14.    Covenants.
A.    Covenant against competition. During employment and for a twenty-four (24)-month period after Employee’s Actual Termination Date resulting from (i) Employee’s voluntary termination without “Good Reason,” or (ii) Corporation’s termination of Employee for “Cause” (as defined in Paragraph 13), Employee will not, on his own behalf, or on behalf of any other person or entity, compete with Aflac Incorporated and its affiliated companies (the “Aflac Companies”) by providing in the Restricted Territory (as defined in subparagraph A(3) of this Paragraph 14) to any Competing Business (as defined in subparagraph A(2) of this Paragraph 14), services similar to those Employee provided to the Aflac Companies with respect to the Aflac Business (as defined in subparagraph A(1) of this Paragraph 14), in circumstances in which Employee’s responsibilities and duties are substantially similar to those performed by him during the 24-month period ending on him Actual Termination Date.
(1)    “Aflac Business” means the Aflac Companies’ insurance company business, which the Aflac Companies operate throughout the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and throughout Japan, and which includes, but is not limited to (i) the development, underwriting marketing, distribution and sale of individual and group voluntary insurance products, including accident, cancer and other specified diseases, dental, hospital confinement indemnity, hospital confinement sickness indemnity, hospital intensive care, life, annuities, lump sum cancer, lump sum cancer critical illness, specified health event, short term disability and vision; (ii) the offering of un-reimbursed medical, dependent care, and transportation flexible spending accounts; and (iii) operating a private medical and insurance product exchange and similar enrollment services. “Aflac Business” will also include any additional insurance and reimbursement account products and services, which become part of the business conducted by the Aflac Companies, whether through acquisition and/or development, and in which or to which Employee has had direct exposure in his position with the Aflac Companies. Similarly, “Aflac Business” will not include any business operation, which formerly was part of the business conducted by the Aflac Companies and which ceased being a part thereof due to divestiture or discontinuation of that part of the business.
(2)    “Competing Business” means any person, concern or entity, which is engaged in, or conducts a business substantially the same as, the Aflac Business or any part thereof.
(3)    “Restricted Territory” means the area within the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and Japan.
B.    Covenant against disclosure of confidential information and trade secrets. Employee acknowledges that, during the term of his employment under this Agreement, Employee will be privy to (i) certain confidential and proprietary information of the Aflac Companies, which constitutes trade secrets as defined in the Georgia Trade Secret Act of 1990 (the “Trade Secret Act”), and (ii) certain other confidential and proprietary information of Corporation that may not constitute trade secrets as so defined. With respect to such Trade Secrets and other confidential and proprietary information, Employee covenants and agrees, as follows:
(1)    Employee agrees to not disclose to any third party, without the prior written consent of the Chief Executive Officer or unless necessary to perform his duties and responsibilities hereunder, the processes, machines, technical documentation, computer programs, customer lists, identity of customers, business plans, marketing plans and techniques, pricing data, financial data, marketing programs, customer files, financial institution files, technical expertise and know how, and other confidential and proprietary information and trade secrets, whether as defined in the Trade Secret Act or which may lie beyond it (collectively, the “Property”), which have been or will be provided to Employee by any of the Aflac Companies and are confidential and proprietary property of any of the Aflac Companies. Employee further agrees not to use any Property to his personal benefit or the benefit of any third party. Employee also agrees to return to Corporation all such Property which is tangible upon or before his Actual Termination Date. Notwithstanding the foregoing, the Property protected hereunder will not include any data or information that has been disclosed to the public (except where such public disclosure has been made by Employee without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this Paragraph 14 are in addition to, and not in lieu of, any rights or remedies Corporation may have available pursuant to the laws of the State of Georgia to prevent the disclosure of trade secrets and proprietary information, with such laws including but not limited to the Trade Secrets Act.
(2)    Employee’s obligations under the nondisclosure provisions in this Paragraph 14.B, (i) will apply to the Property that does not constitute trade secrets during the term of Employee’s employment hereunder and for as long as the Property remains confidential, and (ii) will apply to the Property that constitutes trade secrets until such Property no longer constitutes trade secrets and is no longer confidential.
C.    Non-Solicitation of employees and associates. Employee understands and agrees that the relationship between Corporation and its employees, agents, and independent contractors constitutes a valuable asset of Corporation and may not be converted to Employee’s own use. Employee likewise understands and agrees that the relationship between any of Corporation’s subsidiaries or affiliates and their employees, agents, and independent contractors constitutes a valuable asset of such subsidiary or affiliate and may not be converted to Employee’s own use. Employee agrees that during his employment with Corporation and for a twenty-four (24)-month period following the termination his employment for any reason, Employee shall not, directly or indirectly, solicit, recruit, hire or induce any employee, agent, or independent contractor of Corporation to terminate his or her engagement with Corporation or any of such subsidiary or affiliate so as to work for any other person or business; provided however, that the restrictions set forth in this subparagraph shall only apply to employees, agents, or independent contractors with whom Employee worked or communicated during the twenty-four (24)-month period preceding the end of his employment with Corporation.
D.    Non-Solicitation of customers and distributors. Employee understands and agrees that the relationship between Corporation and each of its accounts, policyholders, customers, prospects and distributors constitutes a valuable asset of Corporation and may not be converted to Employee’s own use. Employee likewise understands and agrees that the relationship between any of Corporation’s subsidiaries or affiliates and their policyholders, customers, prospects and distributors constitutes a valuable asset of such subsidiary or affiliate and may not be converted to Employee’s own use. Employee agrees that during his employment with Corporation and for a twenty-four (24)-month period following the termination of his employment for any reason, Employee shall not, directly or indirectly, on behalf of any person or business, solicit, contact, or call upon any account, policyholder, customer, customer prospect, or distributor of Corporation, or any representative of Corporation or any of its subsidiaries or affiliates, for the purpose of providing any service or product competitive with any service or product sold or provided by Corporation or any of its subsidiaries or affiliates during Employee’s employment with Corporation; provided, however, the restrictions set forth in this subparagraph D shall apply only to policyholders, customers, prospects, or distributors of Corporation or any of its subsidiaries or affiliates, or representatives of Corporation or any of its subsidiaries or affiliates, with which Employee had Material Contact on behalf of Corporation or any such subsidiary or affiliates during the twenty-four (24)-month period preceding the end of his employment with Corporation. “Material Contact” is contact between Employee and another person or entity with whom or which Employee dealt on behalf of Corporation or any subsidiary or affiliate, whose dealings with Corporation or any subsidiary or affiliate were coordinated or supervised by Employee, or about whom Employee obtained Confidential Information in the course of Employee’s employment for Corporation.
E.    Assignment of inventions. If, at any time during the term of his employment, Employee (either alone or with others) makes, conceives, creates, develops, discovers, invents or reduces to practice any “Protected Work” that (i) is directly related to the business of Corporation or any of its subsidiaries or affiliates or any policyholder or customer thereof, or any of the products or services developed, manufactured or sold by Corporation or any of its subsidiaries or affiliates or that may be used in relation therewith; (ii) results from tasks assigned to Employee by the Board, the Chief Executive Officer, Corporation, and any of its subsidiaries or affiliates; or (iii) results directly from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Corporation or any of its subsidiaries or affiliates, then Employee agrees that the “Protected Work” and the benefits shall immediately become the sole and absolute property of Corporation and its subsidiaries or affiliates and their assigns, and Employee hereby assigns all rights he may have in such Protected Work, and all benefits and rights resulting therefrom, to Corporation and its subsidiaries or affiliates. The term “Protected Work” means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, data compiled for clients or others, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection.
15.    Enforcement of restrictive covenants.
A.    Blue penciling. The parties agree that if any court finds that any provision in Paragraph 14 or this Paragraph 15 is overly broad such that it is unenforceable under applicable state law, the court may reform that provision to narrow its scope to the extent necessary to render it enforceable.
B.    Severability. Employee acknowledges and agrees that the covenant against competition, the covenant against disclosure, the covenant against solicitation of employees and associates, the covenant against solicitation of customers and distributors, and the assignment of inventions, contained in Paragraphs 14.A-E, respectively, are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Aflac Companies. The parties agree that the invalidity or unenforceability of any one or more of such covenants, other provisions, or parts thereof (collectively the “Covenants”) will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In the event one or more Covenants contained herein are ruled invalid (after application of subparagraph A of this Paragraph), this Agreement will be construed as if such invalid Covenant had not been inserted. The parties hereto agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between the parties; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.
C.    Injunctive relief. Employee hereby agrees that any remedy at law for any breach of the Covenants will be inadequate and that any of the Aflac Companies will be entitled to apply for injunctive relief in addition to any other remedy the Aflac Companies might have under this Agreement.
D.    Claim for damages. Employee acknowledges that, in addition to seeking injunctive relief, any of the Aflac Companies may bring a cause of action against him for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by the Aflac Companies and arising out of or due to his breach of any Covenant or agreement contained in Paragraph 14. Notwithstanding anything herein to the contrary, the breach of any Covenant will cause Employee to forfeit any and all payments otherwise due under subparagraphs A(1) and B(2) (as applicable) of Paragraph 13, and the breach of the nondisclosure Covenant set forth in Paragraph 14.B will cause Employee to forfeit any and all payments otherwise due under subparagraphs A(4) and B(1) (as applicable) of Paragraph 13; and Employee agrees to repay to the Aflac Companies any amount already paid under such applicable subparagraph.
E.    Survival. Paragraph 14 and this Paragraph 15, to the extent applicable, will survive the termination of this Agreement and Employee’s employment. In addition, neither the termination of this Agreement nor Employee’s employment will terminate any other obligations or rights that, by the specific terms of this Agreement, extend beyond such termination.
16.    No requirement to seek employment and no offset. Corporation agrees that, if Employee’s employment is terminated by Corporation without Cause during the term of this Agreement or by Employee for Good Reason during the term of this Agreement, Employee is not required to seek other employment or attempt in any way to reduce the amounts payable to Employee by Corporation pursuant to the applicable terms of this Agreement; it being understood and agreed that the amount of any payment or benefit to Employee provided for hereunder shall not be reduced by any compensation or other benefits earned by Employee as a result of his employment by another employer.
17.    Waiver of breach or violation not deemed continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.
18.    Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (A) personally delivered; (B) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; (C) sent to the parties at their respective addresses indicated herein by certified U.S. mail, return receipt requested and postage prepaid; or (D) sent to the parties at their respective addresses indicated herein by private overnight mail courier service, delivery fee prepaid. The respective addresses to be used for all such notices, demands or requests are as follows:

To Corporation:         Aflac, Incorporated
Attention: General Counsel
1932 Wynnton Road
Columbus, GA 31999
Fax: 706-596-3577

To Employee:             Eric Kirsch

If personally delivered, such communication shall be deemed delivered upon actual receipt. If electronically transmitted, such communication shall be deemed delivered the new business day after transmission (and sender shall bear the burden of proof of delivery). If sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. If sent by overnight courier, such communication shall be deemed delivered upon receipt. Any party may change his or its address for the purposes of this Agreement by giving notice thereof in accordance with this Paragraph 18.
19.    Authority. The provisions of this Agreement required to be approved by the Board or the Compensation Committee of the Board have been so approved and authorized.
20.    Arbitration. From time-to-time, Employee agrees to sign and become a party to any arbitration agreement with such terms as Corporation may provide, and the terms of such arbitration agreement shall be incorporated herein by this reference and shall apply to all claims under this Agreement; provided, notwithstanding the foregoing, any claims or actions, whether for damages, injunctive relief or other relief, for any violation or breach of the Covenants set forth in Paragraphs 14 and 15, including but not limited to the actions described in subparagraphs C and D of Paragraph 15, (i) shall be excluded from the arbitration agreement and its applicability, and (ii) shall be subject to the jurisdiction of the applicable court as set forth in Paragraph 24.
/s/ DPA          /s/ EK
Initials for Corporation         Initials of Employee

21.    Compliance with policies and laws. Employee agrees to comply with any and all of Corporation’s policies, work rules and standards of conduct and pledges to observe order and discipline of work. Employee agrees to abide by the laws of the United States and all other applicable jurisdictions and to exercise good judgment in the best interest of Corporation and its subsidiaries and affiliates.
22.    Rights to materials and return of materials. All records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use, development and integration of software, and the like (together with all copies of such documents and things) relating to the business of Corporation, which Employee shall use or prepare or come in contact within the course of, or as a result of Employee’s employment or other engagement by Corporation or any of its subsidiaries or affiliates shall remain the sole property of Corporation or any such subsidiary or affiliates. Laptop computers, other computers, software and related data, information and things provided to Employee by Corporation or any of its subsidiaries or affiliates, or obtained by Employee, directly or indirectly, from Corporation or any of its subsidiaries or affiliates, also shall remain the sole property of Corporation or any such subsidiary or affiliate. Upon the termination of Employee’s employment with Corporation for any reason or upon the prior demand of Corporation or any of its subsidiaries or affiliates, Employee shall immediately return all such materials and things to Corporation or any such subsidiary or affiliate and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Corporation or any such subsidiary or affiliate after termination or upon Corporation’s or any subsidiary’s or affiliate’s request for return.

23.    Severability. The paragraphs and provisions set forth in this Agreement, including the covenants set forth in Paragraph 14, shall be considered and construed as separate and independent paragraphs, provisions and covenants. Should any part or provision of any such paragraph, provision or covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other paragraph, provision or covenants of this Agreement.
24.    Governing law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia. Any legal action brought in regard to this Agreement, which is not subject to arbitration as provided in Paragraph 20 or is brought to enforce the finding of the arbitrator, shall be brought in the Superior Court of Muscogee County, Georgia, or the United States District Court of the Southern District of Georgia, whichever applies, and the parties waive jurisdiction and venue in any other court.
25.    Paragraph headings. The headings of the paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
26.    Two originals. This Agreement is executed in two (2) originals, each of which shall be deemed an original and together shall constitute one and the same Agreement, with one original being delivered to each party hereto.
27.    Acknowledgements. Employee acknowledges and agrees that he has read and reviewed this Agreement in its entirety and that he has been given the opportunity to ask Corporation about this Agreement. Employee further acknowledges and agrees that he has been given an opportunity to consult with an attorney of his choice regarding this Agreement.
28.    Integrated agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made.
29.    Amendments and waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Corporation and Employee.
30.    Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Any payments or distributions to be made to Employee under this Agreement upon a “separation from service” (as defined above) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, payable due to a separation from service and not exempt from Code Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, Corporation shall not be liable to Employee or any other person if the Internal Revenue Service or any court determines for any reason that any payments under this Agreement are subject to taxes or penalties under Code Section 409A.
31.    Tax withholding. Corporation shall withhold all applicable taxes from any amounts payable under this Agreement, including, but not limited to, any federal, foreign, state and local taxes; and all such amounts described in this Agreement shall be paid net of such taxes.
IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 21st day of August, 2015.

AMERICAN FAMILY LIFE
ASSURANCE COMPANY OF
COLUMBUS (Aflac)

/s/ Eric Kirsch	BY:	/s/ Daniel P. Amos
ERIC KIRSCH		DANIEL P. AMOS
Employee		Chairman and Chief Executive Officer

/s/ John G. Shalhoub	ATTEST:	/s/ J. Matthew Loudermilk
Witness		J. MATTHEW LOUDERMILK
Vice President, Corporate Secretary